EXHIBIT 99.3

FOR IMMEDIATE RELEASE

Contacts:
Media Relations	Media Relations	Investor Relations
Sarah Welz	Jenny Song	David Spille
webMethods, Inc.	webMethods, Inc.	webMethods, Inc.
(703) 251-3207	(703) 251-6457	(703) 460-5972
SWelz@webMethods.com	JSong@webMethods.com	DSpille@webMethods.com

WEBMETHODS TO ACQUIRE THE MIND ELECTRIC

Revolutionary Technology Cements webMethods’ Leadership in Web Services Market

FAIRFAX, Va. and DALLAS, Tx. – October 13, 2003 – webMethods, Inc. (Nasdaq: WEBM), the industry’s first Web services infrastructure company, today announced that it has signed a definitive agreement to acquire The Mind Electric, Inc. (TME), a leading provider of software for service-oriented architectures. For the first time since the advent of Web services, the combination of webMethods and TME enables companies to deploy secure, scalable, and 100 percent standards-based Service-Oriented Architectures (SOA). The acquired technology provides webMethods with the industry’s first, truly vendor neutral solution which non-invasively enhances any Web services implementation.

Through the acquisition, webMethods will acquire TME’s innovative and popular product offering GLUE™, an easy-to-use Web services platform for building and deploying enterprise-class distributed applications. webMethods intends to rename the product webMethods GLUE. webMethods GLUE will provide developers with the most productive approach for creating, managing and deploying Web services. The simplicity of webMethods GLUE is popular with and heavily supported by the developer community.

webMethods GLUE is a groundbreaking platform that brings the simplicity and power of .NET to Java users while bridging the interoperability gap between ..NET and J2EE. The true power of webMethods GLUE is that it can be easily plugged into any existing application server, enabling users to better leverage and extend the application server environment.

The acquisition also provides webMethods with its easy-to-use, high performance Web services Fabric (previously known as GAIA™) with features necessary to deploy and manage true service-oriented architectures. Enterprises need a computing architecture that is able to organize applications and services into a single coherent system. Unveiled today as webMethods Fabric™, the powerful solution will enable enterprises to quickly go from small, static, brittle, ad-hoc networks of unmanaged Web services to larger, dynamic, robust, coordinated networks of managed services.

“webMethods continues to innovate and bring Web services into the mainstream with innovative service-oriented architecture solutions and today’s acquisition of TME further cements webMethods’ leading position in Web services,” said Phillip Merrick, chairman and CEO of webMethods, Inc. “Building upon the company’s long history with Web services, webMethods is excited to offer customers a 100 percent standards-based Web services infrastructure solution. Through this acquisition, webMethods is eliminating the need for proprietary integration technologies by delivering a true Enterprise Service-Oriented Architecture.”

Until now, businesses have had to purchase expensive and proprietary bridging technologies due to the lack of standardization in computing. XML-based Web services reduce the complexity of implementations by establishing standards and protocols that allow software components and applications to communicate regardless of the underlying platforms. The mainstream acceptance of XML is driving toward SOA, in which applications are assembled out of a collection of orchestrated Web services. An SOA includes capabilities like clustering, fault tolerance, load balancing, management and security that function independent of the services themselves.

“TME was founded on the fundamental principle of simplifying the creation, deployment and management of distributed applications,” said Graham Glass, founder and chief architect, TME. “With the support, experience and leadership of webMethods, we will dramatically change the landscape of Web services and integration by making it faster, simpler and more cost-effective for companies to leverage their enterprise systems. The powerful combination of the webMethods Integration Platform with TME’s technology will enable companies to free up development resources and focus on running their business instead of worrying about their software infrastructure.”

TME’s products and operations will be combined with webMethods. Graham Glass, TME’s founder, chairman and chief architect is being appointed as webMethods’ chief technology officer. Mr. Glass, a pioneer in distributed computing, has received industry recognition and recently participated in Microsoft Press’ book on .NET and J2EE interoperability. Mr. Glass authored the book, “Web Services: Building Blocks for Distributed Systems” and co-authored “UNIX for Programmers and Users.” Other members of the TME management team will join webMethods.

TME’s technology supports a long list of unique standards including SOAP 1.1 and 1.2, WSDL 1.1, UDDI v2 server, SOAP attachments, DIME, WS-Routing, WS-Security, WS-Signatures and WS-Encryption.

The specific financial terms of the transaction were not disclosed. The consummation of the acquisition of TME is subject to various conditions precedent.

webMethods will host a conference call to further discuss its recent acquisitions and vision for the company at 8:30 a.m. Eastern Time today. The conference call will be available via webcast at http://www.webmethods.com/investors or via dial-in at 800-967-7141 or 719-457-2630. A replay of the conference call will be available through midnight on October 17, 2003 at

http://www.webmethods.com/investors or via dial-in at 888-203-1112 or 719-457-0820. The confirmation number is 333306.

About webMethods, Inc.

webMethods (Nasdaq : WEBM) is the industry’s first Web services infrastructure company. webMethods’ innovative integration, Web services, portal and analytic solutions enable more than 950 enterprise customers worldwide to run, measure and optimize their business. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at http://www.webMethods.com.

###

webMethods is a registered trademark, and Global Business Visibility, webMethods Fabric and webMethods GLUE are trademarks, of webMethods, Inc. in the USA and certain other countries. All other company and product names are the property of their respective owners.

This press release may contain various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of U.S. securities laws, such as statements regarding the anticipated completion of the TME acquisition, webMethods’ new products and services and their performance, the anticipated dates of availability of acquired products, the size and strength of webMethods’ markets, webMethods’ future financial performance and cost savings, the anticipated contributions to webMethods’ future financial performance of acquired products or businesses, the timeframes by which webMethods anticipates the acquisitions will be accretive, and the business outlook of webMethods. The actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed under the heading “Factors That May Affect Future Operating Results” in the Business section of webMethods’ Form 10-K for the year ended March 31, 2003, and in the “Management’s Discussion and Analysis” section of webMethods’ Form 10-Q for the quarter ended June 30, 2003, which are on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or webMethods’ investor relations webpage at www.webMethods.com. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.

3